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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Charter Communications, Inc.:


     We consent to the incorporation by reference in the Amendment No. 1 to registration statement (No. 333-56850) on Form S-3 of Charter Communications, Inc. of our report relating to the combined balance sheets of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998, and the related combined statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998 which report appears in Amendment No. 1 to registration statement (No. 333-41486) on Form S-1 dated September 22, 2000, and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/  KPMG LLP

New York, New York

April 9, 2001